Exhibit 99.2

RadNet, Inc. – Second Quarter 2020 Financial Results Conference Call, August 10, 2020

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, Chairman, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Co. LLC

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. Second Quarter 2020 Financial Results Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark D. Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s Second Quarter 2020 Financial Results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, specifically, statements concerning anticipated future financial and operating performance and liquidity; our response to, and the expected future impact of COVID-19; our ability to stabilize and continue to grow the business by generating patient referrals and contracts with radiology practices; recruiting and retaining technologists; consummating acquisitions and joint ventures; receiving third party reimbursement for diagnostic imaging services; successfully integrating acquired operations; generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties, including those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended June 30, 2020.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard G. Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our second quarter 2020 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say, on behalf of myself and the entire RadNet team, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders, and shareholders.

This morning, Mark and I will pick up where we left off last quarter’s financial results call, by giving you a further understanding of what we have been facing under COVID-19, the actions we have taken to reduce costs and conserve cash, our current and projected liquidity position, our business’ recovery progress, and some discussion around the post-COVID operating opportunity.

I’d like to start off by giving you a status update on where our business stands and how it has been impacted by COVID-19. As a reminder, after having strong operating results in January and February months of this year, that performed ahead of our original internal operating plan, we began to see our volumes drop dramatically, beginning the third week of March. This is when we began to take swift and decisive actions to secure our business from the material drop in the anticipated procedural volumes.

We analyzed all aspects of our business and focused on ways to most effectively reduce our cash spend. We created a multiform plan to impact major expenses and cash flow categories. Specifically, we focused on reducing salaries and professional fees, and lowering our facilities’ rental payments. We investigated every local market in which we operate to identify centers we could temporarily close, and where we felt, with a high degree of confidence, we could direct patient volume into facilities that would remain open.

We also evaluated our large categories of cash spend and identified vendors that would work with us to lower our costs or defer payments. Our objective is to act quickly and to institute these programs beginning April 1.

First, we analyzed all of our 332 locations and identified sites in our clustered approach that could be temporarily closed, and whose business could be consolidated to nearby facilities. During the stay-at-home orders, we closed 102 of our locations. By temporarily closing facilities and redirecting their patient flow to other RadNet sites, we were able to substantially reduce employee cost, utilities, repairs and maintenance, and other center-level operating costs, all while preserving the revenue we would have otherwise recognized at the closed sites. Our geographically-concentrated approach and central scheduling departments were instrumental in making this happen. Temporarily closing these facilities enabled us to furlough about 3,600 employees of our roughly 8,600 total team members. While furloughed, we continue to fund the benefit plans of these employees, but are able to suspend payment of salaries and corresponding employee taxes. We assisted these employees with seeking unemployment benefits, including the unemployment subsidies from Federal and state-funded programs. In addition to the furloughs, we cut the salaries of the vast majority of non-center level employees who remain working. These cuts were led by our Executive Management team, who remain at 50% of their normal salaries.

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Our landlords also greatly contributed to our cash conservation measures. Most of our landlords agreed to three to six-month full or partial deferrals of rent payments, and most are providing us 6 to 12 months to repay these deferrals. In certain cases, we are looking to extend the terms of leases in exchange for deferrals and other rent concessions. As a result, cash expenditures from rent payments in (phon) the second quarter were reduced by almost 70%, though through GAAP accounting, required us to expense all rents, whether or not they were paid.

Additionally, all of our lessors with whom we have operating leases on equipment, including the OEMs and third party finance companies, agreed to structure rental agreements and allow us, starting with the payment we would have made in April, to defer up to six months and add these amounts to the back-end buyout of the leased equipment. We also suspended new capital projects. The vast majority of capital expenditures we made during the first half of the year were for projects and commitments that were put in place prior to the onset of the COVID pandemic.

In addition, our variable expensing substantially decreased during the second quarter with the low of procedural volume. Most significant of these variable outflows are payments that were made to third party contracted radiology groups, which generally are a function of revenue.

Other variable expenses that adjusted with revenue and procedural volumes include medical and pharma supplies, utilities, equipment repair and maintenance, and certain employee-related expenses such as travel, meals, and other employee expense reimbursement items. All these expenses and cash outflows adjusted more than proportionately to our lower procedural volume levels.

I’m extremely proud to say that these costs and liquidity shaving (phon) measures resulted in an $84.6 million cash balance at quarter-end and are being undrawn on our $137.5 million revolving credit facility. Despite our revenue declining approximately $125 million since the beginning of the COVID-19 pandemic, our aggressive actions allowed us to achieve positive EBITDA and no cash burn. This is pretty remarkable in a business that has a higher component of fixed cost.

Our cash balance was enhanced by payments we received in April and June, from two separate appropriations under the CARES Act, and advantage we received from Medicare and non-private payor. Specifically, we received $25.5 million under the $50 billion appropriation of the Coronavirus Aid and Relief and Economic Security Act, or CARES Act. This allocation to RadNet was calculated based on our share of overall Medicare billings, relative to all Medicare providers during 2019. We do not anticipate being required to repay this money.

In addition to this grant money, we received $39.4 million in accelerated Medicare advanced payments. This money was to be repaid to CMS over a 90-day period, beginning later this month, and should be repaid through the adjudication of future Medicare services we provide. Furthermore, one California insurance company provided us a $5 million advance to be repaid against future collections.

As I mentioned, in last quarter’s financial results call, our procedural volumes hit a trough during mid-April, whereby our procedural volume declined to about 28% on a blended basis nationwide, of the pre-COVID per-day volumes. We began to see a steady recovery in early May, which has continued to the present day. The week before last, our procedural volumes returned to about 90% of the pre-COVID per-day procedures. While we were impacted by the tropical storm that hit the Mid-Atlantic and Northeast last week, we expect to recover quickly from this. I am also very happy to report that we have brought back approximately 2,500 of the 3,600 employees who were furloughed, and we’ve been able to return a portion of our corporate staff, which have salary cuts, to their normal base pay.

Throughout the COVID period, our capitation business has remained strong. While our aggregate fee-for-service revenue, excluding capitation, decreased 39.7% from last year’s second quarter, our capitation revenue actually increased 12.7% from the second quarter of 2019. Because we had paid a fixed capitation amount for enroll rate, managed by the medical groups with whom we contract, our capitation revenue and the associated cash flow have remained strong throughout the COVID period.

Enrollment for these HMO patients and our contracted medical groups has remained intact as patients and their employers, even for those who have been furloughed, have continued to pay healthcare premiums.

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Before I turn the call over to Mark to discuss financials, I’d again like to take this moment to recognize our workforce. Our center-level employees and their managers continue to come to work each day to service our medical communities with the essential services provided by the RadNet centers, and patients in need, despite the associated risk which we have done everything in our power to mitigate. I am certainly grateful for these employees, as RadNet as a Company can play an important role in an unprecedented time.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2020 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper

Thank you, Howard.

I’m now going to briefly review our second quarter 2020 performance, and intend to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter 2020 performance.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation.

Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our Earnings release and our current report on Form 8-K, filed with the SEC.

With that said, I’d now like to review our second quarter results. For the second quarter of 2020, RadNet reported revenue of $190.6 million and Adjusted EBITDA of $22.6 million. Revenue decreased to $98.5 million or 34.1% as a result of the impact of COVID-19. Adjusted EBITDA decreased $20.5 million or 47.6%. We were extremely pleased at our ability to reduce expenses, particularly salaries and professional fees, by approximately $45 million relative to last year’s same quarter. We achieved this through temporarily closing facilities, furloughing workforce and instituting salary cuts for general and administrative staff.

For the second quarter of 2020 as compared to the prior-year second quarter, MRI volume decreased 39.7%; CT volume decreased 13.6%; and PET CT volume decrease 17.6%. Overall volume, taking into account routine imaging exams inclusive of X-ray, ultrasound, mammography, and all other exams decreased 43.7% over the prior-year second quarter.

In the second quarter of 2020, we performed 1,137,287 total procedures. The procedures were consistent with our multimodality approach, whereby 73.8% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2020 were as follows. Note that the CT volumes for last year have been restated to account for a change we made as of January 1 of this year in how we account for one of our CT CPT codes. The comparative numbers that follow are on an apples-to-apples basis: 171,047 MRIs, as compared with 283,717 MRIs in the second quarter of 2019; 117,732 CTs, as compared with 172,076 CTs in the second quarter of 2019; 8,935 PET CTs, as compared with 10,840 PET CTs in the second quarter of 2019; and 839,567 routine imaging exams, compared with 1,554,869 of these exams in the second quarter of 2019.

For the second quarter, RadNet reported net loss attributed wealth to RadNet, Inc. common shareholders of $10.6 million, a decline of approximately $15.5 million from the second quarter of 2019. Adjusting for the impact of non-cash change in the fair value of an interest rate hedge during the quarter, on a tax-effective basis of $2.6 million, adjusted net loss was $8 million in the second quarter, a decline of $12.9 million from the second quarter of 2019.

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Per-share diluted net loss for the second quarter was -$0.21 per share, compared to diluted net income per share of $0.10 in the second quarter of 2019, based upon weighted average number of diluted shares outstanding of 50.7 million shares in 2020, and 50.1 million shares in 2019. Adjusting for the impact of the non-cash change in the fair value of the interest rate hedge, per-share diluted adjusted net loss was -$0.16 in the second quarter, compared to per-share diluted net income of $0.10 in the second quarter of 2019.

Affecting net loss in the second quarter of 2020 were certain non-cash expenses or gains, and non-recurring items including the following: $3.8 million of non-cash expense from the change in the fair value of an interest rate hedge; $1.5 million of non-cash employee stock compensation expense, resulting from divesting of certain options and restricted stock; $859,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $569,000 gain on the sale of certain capital equipment; and $1.1 million of non-cash amortization of deferred financing costs and loan discounts on debt issuances.

Overall, GAAP interest expense for the second quarter of 2020 was $10.8 million. This compares with GAAP interest expense in the second quarter of 2019 of $12.4 million. Cash paid for interest during the period, which excludes non-cash deferred financing expenses and accrued interest, was $12.9 million, as compared with $13 million in the second quarter of last year.

With regards to our balance sheet, as of June 30, 2020, unadjusted for bond and term loan discounts, we had $604.5 million of net debt, which is our total debt at par value less our cash balance. This compares with $706.1 million of net debt at June 30, 2019. Note that this debt balance includes New Jersey Imaging Network debt of approximately $56.1 million, for which RadNet is neither a borrower nor a guarantor.

As of June 30, 2020, we were undrawn on our $137.5 million revolving line of credit, and had a cash balance of $84.6 million. We expect that this cash balance could grow by year-end, absent any acquisitions or a major setback from a second wave of COVID-19.

At June 30, 2020, our accounts receivable balance was $125.7 million, a decrease of $29 million from year-end 2019. The decrease in accounts receivable is mainly the result of the dramatic decline in our procedural volumes and revenue since March, and our cash collections on previously existing accounts receivable.

Our day sales outstanding, or DSO, was 49 days at June 30, 2020, higher by approximately 4.3 days as of the year-end of 2019. The higher DSO was primarily a function of the lower revenue in the second quarter. As revenue normalizes, we expect DSOs to return to the low to mid 40 level.

Through June 30, 2020, we had total capital expenditures, net of asset dispositions, of $64.2 million. This includes $5 million of capital expenditures of the New Jersey Imaging Network, our joint venture with RWJ Barnabas. Note that, each year, we frontload the majority of our capital decisions into the first half of the year. Most of what we paid for during the first half of this year was for equipment delivered to the Company or construction projects that were in-process before the start of COVID-19. As Dr. Berger mentioned in his remarks, we have suspended all new capital projects for the remainder of the year.

I’ll now take a few minutes to give you an update on 2021 reimbursement, and discuss what we know with regards to 2021 anticipated Medicare rates. With respect to Medicare reimbursement, last week, we received a matrix for proposed rates by CPT codes, which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2020 rates. We volume-weighted our analysis using expected 2021 procedural volumes.

In the proposal, CMS has moved forward with an increased reimbursement for valuation and management CPT codes which favor certain physician specialties that regularly bill for these types of services, particularly primary care doctors. CMS has proposed doing so with budget neutrality, meaning that it is proposing to reallocate reimbursement from physicians who rarely bill for these E&M codes, to physicians who regularly bill for these codes.

In the proposed rule, CMS has initiated a 10.6 decrease in the conversion factor used to calculate Medicare reimbursement for all specialties in 2021. For radiology, CMS has made a material upward adjustment to the technical RVUs in the reimbursement formula. These RVUs are multiplied by this now-lower conversion factor to determine our reimbursement. Our initial analysis of these opposing forces show that RadNet will suffer an approximately $11 million revenue hit in 2021 from Medicare. While we are not pleased with this outcome, we have plans in place to more than fully mitigate this potential cut.

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In order to affect the cost and cash savings measures we instituted during this COVID-19 period, which Dr. Berger discussed in his prepared remarks, we had to re-evaluate every aspect of our business. The mitigants for this Medicare cut next year come from this exercise directly, and come predominantly from four areas.

First, there will be permanent staffing reductions, both from regional operations as well as corporate support functions. Second, we have identified significant reductions in future employee travel and reimbursement expenses. Third, we will be consolidating certain sites and modalities in order to lower regional operating costs. Finally, we have rate increases that will go into effect in 2021, from private payers and capitated medical groups.

We are confident that the aggregate of these cost savings will exceed the proposed CMS rate cut. Of course, the proposed rates for the physician fee schedule are subject to comment, from lobbying and industry groups, and there is no assurance that the final rule to be released in the November 2020 timeframe will reflect these same proposed rates. There are many lobbying groups from the various medical specialties aggressively opposing the budget neutrality aspect of the E&M code reimbursement changes, including radiology’s two main lobbying forces, the Association for Quality Imaging, the AQI, and the American College of Radiology, the ACR.

In light of the impact of COVID-19 on all physicians, radiologists included, we remain hopeful that CMS may decide not to move forward with the budget neutrality requirements. In November, during our third quarter financial results call, we hope to have more to update you on this matter.

I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard G. Berger

Thank you, Mark.

During the first part of my prepared remarks, I discussed our performance, the actions we have taken during the COVID period and current status of the business. I’d now like to take a few moments to discuss the future.

I strongly believe that the COVID pandemic will be a catalyst for opportunity. As I mentioned during our first quarter financial results call, COVID has caused us to analyze everything we do as a Company, and evaluate how we deliver our services. It has necessitated that we closely evaluate how we are spending our money, and ways that we can become more efficient. We have learned a lot during this exercise.

As Mark mentioned in his discussion of reimbursement and the mitigation of the proposed Medicare cuts for next year, in a post-COVID environment, we will reduce what we had historically been spending on employee travel and other reimbursed expenses. We will be able to staff our centers and supporting general and administrative functions more efficiently. We will be able to procure medical supplies, equipment services, and perform general and administrative functions at a lower cost. There are markets where we will consolidate centers, thereby eliminating costs permanently.

I also believe that the post-COVID environment will provide us with opportunities to accelerate our growth. As difficult as this period has been for RadNet, smaller operators have had even more challenging time. Most of our competitors lack the scale, capital, and human resources to emerge from the COVID with financial and operating strength. As a result, we expect more M&A activity for us in the post-COVID period, at multiples that are consistent with that we have paid in the past. This issue is going to be more important with the Medicare reimbursement reductions proposed for 2021, (inaudible) implemented.

Furthermore, during the COVID period, much of the outpatient business that has historically been performed within hospitals has shifted to ambulatory providers such as RadNet. This means that patients and referring physicians will have become accustomed to using outpatient providers as opposed to the hospital systems, and we don’t believe this business will be captured by hospitals once the COVID period ends. This could have a material impact on our volumes in the future and could accelerate the existing trend, mostly because of the differential in cost of hospitals using outpatient business to ambulatory free-standing providers. The acceleration of this trend could also drive more hospitals towards joint ventures and partnerships, which now represent over 25% of all RadNet facilities.

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Additionally, during the COVID-19 period, Telehealth and telemedicine has flourished. I believe this is here to stay. Because telemedicine does not allow for traditional physical exams, I believe physicians will order more diagnostic tests and rely on their results for diagnosing and treating their patients at a distance. In particularly, I believe this will drive increased utilization of routine imaging, specifically ultrasound and X-ray, as tools that will be utilized earlier in the patient diagnosis stages.

Furthermore, artificial intelligence will have an even more important role in healthcare, post-COVID. There will likely be more of an emphasis on streaming tools and elements, and diagnostic imaging will play an important role in these initiatives. As many of you have seen, last week we announced a multifaceted collaboration agreement with Hologic, focused on improving women’s health. Specifically, Hologic will contribute capabilities and insights behind its market-leading hardware and software, and RadNet will share data with Hologic produced by RadNet’s fleet of high-resolution mammography systems, the largest in the nation. The data will be used to train and refine current and future products based on artificial intelligence.

RadNet will also provide in-depth knowledge of patient workflow needs to help make a positive impact across the breast care continuum. Both companies will work together to enable new joint market opportunities and further efforts to build clinician confidence, and develop and integrate new AI technologies. The collaboration will also result in the upgrade of RadNet’s fleet of Hologic mammography machines, to Hologic’s newly added 3DQuorum and Genius 3D imaging technology. We see this partnership between our two companies as potentially transformative for both organizations, and for the future of breast health. We look forward to keeping you informed as the collaboration progresses.

Even in this challenging time, we continue to be very optimistic about the future of RadNet, and we expect to emerge from COVID as the best-positioned Company in our industry.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. Ladies and gentlemen, if you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using the speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions.

We will now take our first question from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut

Hey, good morning, guys, and congrats for the hard work that you guys did the past quarter, and (inaudible).

I guess, Mark, I’ll just jump right in to the Medicare cuts, the $11 million revenue hit. As I think about it, there is a physician component in there, and then there’s a technical component. Is part of that $11 million passable to the physicians that are in the independent radiology groups that you reimburse, on a direct pay or pass-through basis?

Mark D. Stolper

Yes. The way the cuts are proposed to be implemented is that the conversion factor in the Medicare fee schedule is set to decline by 10.6%, and I think it’s a total of $3.83. It’s moving from $36 and change to $33 and change.

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That then is applied, that conversion factor is then multiplied to both the technical and professional RVUs. In the case of radiology, what CMS is proposing is that the technical RVUs are actually going up, so that the proportion of the technical RVUs to the total RVUs, which then incorporate the professional RVUs, get higher. That ratio is used in the formulas that we have with our third party affiliated medical groups to determine what portion of the revenue and our cash collections that our professional fees get. Our professional groups are going to be absorbing a significant amount of this cut with us.

The $11 million that I mentioned is net of the portion of our physician groups that are going to be absorbing a portion of this cut.

Brian Tanquilut

Got you, okay.

Mark D. Stolper

The technical RVUs going up was a function of Medicare reevaluating the cost of equipment, which is does from time to time. They have talked about this, along with this E&M code cut, really, for the last several years. I think as they introduce the conversion factor decrease, they then readjusted the technical component of the RVUs.

Brian Tanquilut

Got you. Then Mark, as I think about—just on an EBITDA growth perspective without going through guidance, obviously, so you laid out your mitigation efforts. Do you think, apples-to-apples, if COVID did not happen and this cut wouldn’t have happened, you may have had seen a certain level of growth in EBITDA or thinking of an EBITDA level for next year—but all the cost cuts that you’re putting through, do you think that 2021 EBITDA that you would have contemplated in January of 2020 would still be within the same ballpark, as we’re accounting for both the Medicare cuts and the cost cuts that you put through?

Mark D. Stolper

I think I understand what you’re asking. I mean, some of these cuts or mitigants that are going into place in 2021 would have been executed anyway, just because we constantly are looking for areas of our business that we can improve on. But I would tell you that the exercise that we’ve gone through during the pandemic, which was necessitated by the fact that our revenue was so pressured, and our patient volume was so pressured, also uncovered other areas of the business where we feel we can save money.

I’ll give you one example of that, which is employee travel and reimbursement expenses. We have historically had a fair bit of travel as our facilities are across six states, some on the East Coast, some on the West Coast. Along with that travel is the cost of airlines and hotels, and Ubers, and all related expenses. Well, we’ve been operating just fine over the last few months with almost no travel and very little employee reimbursement expenses. That’s showed us that some of the travel that we’ve enjoyed over the past several years is—we’re able to reduce that significantly. That’s one of the things that has come directly out of COVID that perhaps we wouldn’t have fully appreciated if we hadn’t had the necessity to look at every aspect of our business.

Dr. Howard G. Berger

Brian, it’s Howard. Maybe to perhaps amplify the question that you’re answering, there are certain aspects of our business that we look at all the time to try to become more efficient in the delivery of our services. That would have happened regardless of COVID. I think what the COVID experience has allowed us to do is reduce the Company down to its foundation and reevaluate it. As you are well aware, the Company has grown significantly over the past six, seven years, primarily through acquisitions. Given our particular strategy of being clustered in specific regional areas, we appeared to have had facilities, or legacy facilities, that we continued to operate and were reluctant to make any significant changes.

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This COVID period has allowed us to look at the greater flexibility that patients and referring physicians are willing to undergo, as to where they can send their patients. In fact, we’ve identified a number of our centers where we believe we can eliminate those centers and consolidate into our more centers of excellence, to both handle that volume and probably do it on a more efficient basis. In a way, we’re trying to take this opportunity to really look at the business, and in our unique strategy that I think is unlike any other in the medical industry—or healthcare industry, I should say, look at what we can do to become more efficient in the way that we deliver our services—and also the quality, I might add, for that.

I think that that will be a byproduct which will be a significant mitigant to the Medicare reimbursement cuts that we will experience most likely in 2021.

Mark D. Stolper

Excellent, that makes sense. Then I guess, Mark or Howard, so let’s think about the re-ramp of your business; now you’re running at 90% on an average basis, pre-COVID. How should we be thinking about the re-ramp of expenses? I’m trying to think about testing (phon) levels at the centers, and then—I know you cut compensation by up to 50%. What is that re-ramp going to look like over the back half of 2020?

Dr. Howard G. Berger

Well, we actually have two parts, Brian. First, on the revenue side of getting above the 90% number that we’re currently at; there’s two factors that are at play here that will very much depend upon the continued COVID experience. Namely, that some of our MRI volume has been impacted by the lack of sports that have been curtailed, virtually at every level. I think excluding professional sports, which is a very limited number of people to begin with relative to the total population, but every other level, whether you’re talking about college, high school, little league, pickup clubs, even just reaching (phon) scrimmages or pickup games that individuals participate in have been substantially curtailed. Sports medicine is a huge driver of imaging, particularly MRIs.

We’ve seen that a number of our orthopedic, surgical referrals and colleagues have been slow to recover to more normal levels, and we think that that’s what this is due to. It’s very likely that the impact of sports medicine from COVID is likely to extend well into next year. Our MRI volume, I believe, will be challenged, at least in that regard.

In regard to the other area where we’re seeing a big lag is in routine X-rays, particularly chest X-rays. As the COVID impact very much curtailed the need to run physicals and routine annual visits by patients to doctors, as well as the substantial decrease in elective surgeries, which almost always require a chest X-ray to be done, has been a pretty dramatic impact on the business, and which is the biggest lagging valley to return. I think again, while I’m very pleased at the level of 90% we’ve achieved, we are still very focused on monitoring the rest of that growth above 90%. We think we’ll get back to that 100%, but probably not until maybe the second quarter of next year.

In regards to the expenses, as Mark mentioned in his remarks, about two-thirds of the employees that were furloughed have now been brought back. Many that were furloughed have either chosen not to return, or through some of our consolidation, will probably be permanently terminated. I think that is something that we are going to continue to benefit from, along with the closing, permanent shuttering and closing of centers that will help reduce the overall cost of running any center, which include not only the staffing but equipment, rent and utilities, and other expenses that go along with that.

I think our operating results for the third and fourth quarter of this year, assuming that we don’t have any more serious waves or surges, whether you call it a spike of the first wave or a surge from the second wave, it can get a little bit much with the way they all try to spin this designation. But as long as we don’t suffer any major setbacks in our markets, then I believe we are very comfortable with—not only where we’re going to be from an operating standpoint, but other important things like our cash liquidity and our covenant for our leverage ratios.

In short, I think, while I believe the senior Management will continue through the remainder of this year at the 50% reduction that has been taken, we’re anxious to get the rest of the Company’s employees back who aren’t already back at their full base pay, back to that, as the procedural volumes and performance allows.

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Brian Tanquilut

Got you. Then as I think about M&A, I’m guessing the drag that you saw this quarter on your earnings—I know the government obviously provides support, but net-net, I can imagine that the smaller guys or even the medium-sized regionals are struggling with this. Do you think that’s opened M&A opportunities for you, or are you more focused right now on capital conservation, given the ongoing COVID uncertainty?

Dr. Howard G. Berger

Well, I think right now, we’re focused on capital conservation. While I think the M&A opportunities will present themselves to us and we will look at them very carefully, I think we’ll need to be very targeted, as we have always been, in making certain that those M&A activities primarily occur inside of the regions in which we currently operate. I think, as we gain more and more presence in those markets, it benefits us throughout the entire organization and makes us a more profitable Company, more so than going into new regions.

That being said, I believe that the entire healthcare industry is reevaluating the ambulatory strategies, outpatient strategies. It may be a better opportunity for us to perhaps go into new markets, as long as they fit the criteria of having a path forward for us to become a significant player in those markets, and partnering with a health system that has only be shown to be a very valuable part of the RadNet strategy. I don’t want to rule anything out. We’re comfortable in our current position, both with the highest liquidity that the Company has ever experienced, and confidence in our future operating results. Perhaps now is the time to look at opportunities that may not have been as obvious in the pre-COVID period.

Brian Tanquilut

Howard, last question for me, Hologic; if you don’t mind giving us a little more color. I know you talked about it a little bit in your prepared remarks, but where do you see that partnership going? How does it blend in with the overall RadNet strategy longer-term with AI in the background?

Dr. Howard G. Berger

Thanks, Brian. It’s a great question.

As I’ve said in prior earnings calls, and as hopefully everybody has noticed with the acquisition of an artificial intelligence company called DeepHealth, we have felt very strongly that artificial intelligence in general for the healthcare industry, but in particular for radiology imaging, will be transformative. Where I think this intersects with the Hologic collaboration is that breast imaging and mammography is a quintessential aspect or example, I should say, of potential population health. It is truly a screening exam. We believe that screening exams, such as for the prostate, the lung, the colon, are opportunities for the future to better manage population health, and for which we want to be in the forefront.

With the Hologic collaboration, two things are happening. Number one, approximately 95% of our entire mammography (inaudible) systems are Hologic, and every one of those systems, within the next 12 months, will be upgraded and/or replaced with the latest Hologic technology, which not only involves high resolution detectors, but have more artificial intelligence to help read the exams faster and more accurately. It will allow us at least about 1.2 million or more mammography exams annually, which is approximately 4% of all mammography done in the United States, all the screening mammography done in the United States, and for which Hologic will be getting that data to allow them to further evaluate the clinical efficacy and accuracy of its technology, along with our development of artificial intelligence, to read more accurately and diagnose earlier, breast cancers.

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That, combined with a robust plan to incorporate other imaging and screening data for patients, will, I believe, allow us to be more aggressive in going to the payors and patients and offering our products to advance population health and have different potential reimbursement models, maybe like capitation or all the risk-sharing models, which I think are very much part of the future. I think for both Hologic and for RadNet, the potential implications of this as it relates to, certainly, breast health in general, as well as an overall appreciation of the benefits of artificial intelligence are going to be extraordinarily consequential.

Brian Tanquilut

Awesome, Howard, thank you so much. Appreciate (inaudible) this morning.

Dr. Howard G. Berger

Thanks, Brian. Stay well.

Operator

We will now take our next question from Mitra Ramgopal with Sidoti. Please go ahead.

Mitra Ramgopal

Yes, hi, good morning, thanks for taking the questions.

First, Howard, I was wondering if you could give a sense in terms of the geography, with the (inaudible) you’re seeing, volumes, how much of that—I assume most of that is essentially from New York, but then you’re seeing a surge of cases in California in terms of COVID. I was wondering how the mix has changed from maybe a few months ago.

Dr. Howard G. Berger

Hi, Mitra. Yes, the growth on the East Coast has been steady growth, with many of our markets outside of metro New York achieving closer to 100% of the pre-COVID levels. That has been a very pleasant development for us. As you can imagine, with the stringent procedures and oversight in New York, which I am a firm believer of both the results as well as the appropriateness of, New York has been slow to return but is now gaining a little bit of additional momentum, which I think will be helped by Governor Cuomo’s recent announcement of the reopening of the schools.

I would expect that the East Coast will continue, assuming there’s no further surges in its growth, in its procedural volume growth. California has been challenging; it was ahead of the East Coast initially, but as the surge here in California, like many other states, notably Florida, Texas, and Arizona, has gotten out of control, there’s been a bit of a flattening and maybe even a very slight decrease here in California, which we anticipated. Fortunately, as you’re aware, a disproportionate amount of our revenue in California is from our capitation contracts, which brings revenue to the Company has remained unabated and, in fact, has actually grown slightly, as more people, I think, are seeking that form of insurance coverage.

While I believe we’re at a bit of a pause here, I expect this will come under control, probably within the next 30 to 60 days, and our growth will continue here, but at least we have the benefit of the more stable and reliable capitation contracts to rely on.

I also think this represents an opportunity for us to actually do more capitation, or alternative reimbursement models, as I think many of the payors now have momentum in the shift of business away from hospitals. I believe that the effort by the insurance companies to direct away from the considerably higher costs at hospitals has actually been facilitated by COVID, as most patients are reluctant, regardless of the efforts that hospitals make to maintain safety. Most patients are reluctant to go to hospitals for elective outpatient services.

I believe over a period of time, we will continue to benefit from that as well, and conversations that I believe we’re starting to have right after the first in the year with payors and more interesting reimbursement models should accelerate.

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Mitra Ramgopal

Okay, thanks.

Then, I know you guys talked about potentially permanently closing some facilities. I’m just wondering—you have about 25 that are still reopened, if we should expect any potential closures from that, or really from some that have already reopened, or a mix shift?

Dr. Howard G. Berger

Yes. I would expect that the number of facilities that remain closed, or somewhere in that range, could be permanent closures. Our model is a hub-and-spoke model, so we have a lot of small satellite facilities where we do just X-ray or other routine imaging. We’re seeing, at many of those centers, probably, can be closed permanently and have volume absorbed in nearby centers. There’s also some others that we think, because the acquisitions are very close to other centers that we have, where we can probably eliminate some of those centers also, without losing any of that volume. I would not be surprised if the number of centers that are currently closed, could remain permanently closed as a result of this revisiting the operating model that is somewhat unique to RadNet.

Mitra Ramgopal

Okay, no, that’s great. Then finally, just a quick thought that I think you mentioned, DeepHealth, they have a plan to submit their first AI product win this year. Just curious in terms of how meaningful you think that could be for your AI initiative?

Dr. Howard G. Berger

How (inaudible)?

Mitra Ramgopal

How meaningful that may be to your AI initiative?

Dr. Howard G. Berger

I think it’s (inaudible). Their first product will be what we call a triage product, which will essentially take a mammogram and sort it into normal and not normal categories, which will then allow the radiologist to prioritize his reading of the mammograms by those that are more likely to have cancers in them, or they’re highly suspicious of that. The more normal, which are probably about 80% of our screening mammography, as normal, be looked at more quickly given that they have at least some indication that that exam is most likely to be normal.

We expect efficiencies for primarily our radiologists, and since a lot of our radiology professional fees are fixed, that could have substantial benefits to the Company. That’s just the first of two products, the first two products; the second one we hope to get sometime in the early part of 2021, which will actually be a diagnostic interpretation for mammography.

Mitra Ramgopal

Okay, thanks again for taking the questions.

Dr. Howard G. Berger

Thank you.

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Mark D. Stolper

Thanks, Mitra.

Operator

There are no further questions at this time, so I would like to turn the conference back to our hosts for any additional or closing remarks.

Dr. Howard G. Berger

Again, I would like to take this opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today, and I look forward to our next call. I wish all of you and your families good health and safety during this unprecedented time.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect.

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